Exhibit 99.1

Tredegar Corporation Announces Crowdis Retirement

RICHMOND, Va.--(BUSINESS WIRE)--February 22, 2013--Tredegar Corporation (NYSE:TG) announced today that Duncan A. Crowdis plans to retire as president of The William L. Bonnell Company and Corporate Vice President of Tredegar Corporation, effective June 1, 2013. The corporation is finalizing Bonnell’s succession planning and the related transition plan and intends to announce a successor to Mr. Crowdis in closer proximity to his retirement date.

Nancy Taylor, Tredegar’s president and chief executive officer, said, “Duncan has led Bonnell Aluminum through difficult market conditions, and their strong results are a testament to his leadership. Duncan’s impact goes well beyond Bonnell’s financial performance. He is leaving Bonnell with a sound growth strategy, a strong learning culture, and an organization focused on operational excellence, innovation and leadership.”

Crowdis, 60, joined Bonnell in 1998 and was elected Vice President of Tredegar Corporation in 2009. He held numerous leadership roles, including manager of Bonnell’s Newnan, Georgia facility, before being named division president in 2005.

About Tredegar Corporation:

Tredegar Corporation is primarily a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2012 sales of $882 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia. Additional information regarding Tredegar Corporation is available at www.tredegar.com.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com